UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
May 29, 2020
Date of Report (Date of Earliest Event Reported)

HP Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-4423	94-1081436
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1501 Page Mill Road, Palo Alto, California		94304
(Address of principal executive offices)		(Zip code)

(650) 857-1501
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	HPQ	New York Stock Exchange
Preferred Share Purchase Rights	N/A	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.          Entry into a Material Definitive Agreement.

On May 29, 2020, HP Inc. (the “Company”) entered into a 364-day revolving credit facility (the “Credit Agreement”), together with the lenders named therein and JPMorgan Chase Bank, N.A., as administrative agent, providing for a senior, unsecured revolving credit facility with aggregate lending commitments of $1,000,000,000. Loans under the revolving credit facility may be used for general corporate purposes.

Commitments under the Credit Agreement will be available until the period ending on May 28, 2021.

Borrowings under the Credit Agreement will bear interest at rates per annum, determined, at the Company’s option, by reference either to an alternate base rate (“ABR Borrowing”) or to LIBOR (“Eurodollar Borrowing”). ABR Borrowings will bear interest at (a) the highest of (i) the prime rate announced by the Wall Street Journal, (ii) the greater of the Federal Funds Effective Rate and the Overnight Bank Funding Rate in effect, plus one-half of 1%, and (iii) one-month LIBOR plus 1%, plus (b) a margin of between 50 and 125 basis points, depending on the rating of the Company’s long-term senior unsecured debt. Eurodollar Borrowings will bear interest at (a) the London interbank offered rate for deposits in dollars with a term equivalent to the interest period for such borrowing; plus (b) a margin of between 150 and 225 basis points, depending on the rating of the Company’s long-term senior unsecured debt. In addition, the Company will pay a commitment fee on unused commitments between 20 and 40 basis points, depending on the rating of the Company’s long-term senior unsecured debt.

The Credit Agreement contains various customary covenants that limit, among other things, the incurrence of indebtedness by subsidiaries of the Company, the grant or incurrence of liens by the Company and its subsidiaries and the entry into certain fundamental change transactions by the Company and its significant subsidiaries. The Credit Agreement contains a covenant pursuant to which the Company will not permit the ratio of consolidated EBITDA to consolidated net interest expense for any period of four consecutive fiscal quarters to be less than 3.0 to 1.0. The Credit Agreement also contains a covenant pursuant to which the Company will not permit the ratio of consolidated total debt to consolidated EBITDA to exceed 4.0 to 1.0 as of the last day of any fiscal quarter.

The Credit Agreement includes customary events of default, including events of default relating to non-payment of amounts due under the Credit Agreement, material inaccuracy of representations and warranties, violation of covenants, non-payment or acceleration of other material indebtedness, bankruptcy and insolvency, unsatisfied material judgments and change of control. Under the Credit Agreement, if an event of default occurs, lenders holding a majority of the revolving commitments will have the right to terminate the commitments and accelerate the maturity of any loans outstanding.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending April 30, 2020.

 In the ordinary course of their respective financial services businesses, the lenders party to the Credit Agreement or their respective affiliates have provided, and may in the future provide, to the Company and persons and entities with relationships with the Company, a variety of services, including cash management, investment research and management, commercial banking, hedging, brokerage, and advisory or other financial and non-financial activities and services, for which they received or will receive customary fees and expenses.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HP INC.

DATE: May 29, 2020	By:	/s/ RUAIRIDH ROSS
	Name:	Ruairidh Ross
	Title:	Global Head of Strategic Legal Matters and Assistant Secretary